Exhibit 99.1

RLJ ENTERTAINMENT REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2014

SILVER SPRING, MD – November 7, 2014 – RLJ Entertainment Inc., (“RLJ Entertainment” or “the Company”) (NASDAQ: RLJE), today reported results for the third quarter ended September 30, 2014. Full detail of the financial results as well as Management Discussion and Analysis, or MD&A, can be found in the Company’s Form 10-Q to be filed with the SEC.

Q3 2014 Highlights:

•	Revenue up 13.4% for the quarter.
•	Revenue increased 26.9% when excluding effects of terminated feature film output deal.
•	Adjusted EBITDA increased 76.8%.
•	Closed new $70 million credit facility.

RLJ Entertainment is a leading creator, owner and distributor of media content across digital, broadcast and physical platforms. The Company leverages its branding expertise, access to content and direct to consumer skills to optimize the value of its programs for distinct audiences.

RLJ Entertainment is focused on driving growth through the development of interest-based entertainment services for targeted audiences in niche genres including British drama and mystery, urban, action/thriller, and fitness, by using new technologies to deliver that content to consumers.

Robert L. Johnson, Chairman of RLJ Entertainment stated, “I am pleased with the job the team has done to improve the financial profile and capital structure of the business. The hard work to get to this point is now beginning to show in the financial results, highlighted this quarter by double digit revenue and adjusted EBITDA growth. Securing a new five year credit facility in September will provide a more stable capital structure for the company to grow and invest. We are more excited than ever about our runway for continued growth.”

Miguel Penella, Chief Executive Officer of RLJ Entertainment, commented, “The business delivered a strong performance in the third quarter with Adjusted EBITDA increasing 77% and revenue growing 27% when you exclude items related to our terminated feature film output deal. Our cost containment initiatives continue to work by delivering reductions in SG&A year over year. Additionally, our future cash flow is expected to improve by approximately $15 million through December 2015 as a result of our completed debt refinancing. The expected cash flow improvement will assist the company in addressing legacy past due payables and other operating investments that have been deferred.”

“Our performance this quarter was bolstered by the release of the current season of the Foyle’s War franchise and a greater mix of revenue from higher margin formats, including our digital streaming channels. Demand for AcornTV, our streaming service, had subscriber growth of 100% to over 112,000 paying subscribers over the past nine months. Moving forward, we are focused on using operating cash flow to address legacy payables while at the same time redeploying capital towards investing in unique IP content and accelerating the expansion of our nascent proprietary digital SVOD channels. We made several strategic hires in our digital operations in the quarter that we believe will help support our efforts and believe we are well positioned to capitalize on the significant growth of digital and “over-the-top” platforms in the future.”

Financial Results for the Three and Nine Months Ended September 30, 2014

Revenue for the three months ended September 30, 2014 increased $4.4 million or 13.4% compared to the three months ended September 30, 2013, driven by increased revenue related to the release of the current season of the Foyle’s War franchise, offset by a decrease in revenue in the Wholesale segment. Excluding the impact of the terminated output deal, revenue increased by $7.9 million or 26.9% for the three months ended September 30, 2014 versus the same three month period in 2013. The Wholesale segment’s revenue decreased by $3.0 million for the quarter when comparing it to the same quarter last year and was primarily attributable to the feature-film output deal that was terminated during 2013. Excluding the impact of the terminated output deal, the revenues increased $469,000 or 2.2% for the Wholesale segment during the third quarter of 2014 when compared to the same period in 2013. This increase is primarily attributed to the release of two feature films, Rage and Cabin Fever and three key British TV dramas, including the Miss Marple, Midsummer Murder and Case Histories franchises.

Revenue for the three months ended September 30, 2014 from the Company’s Direct-to-Consumer segment decreased $1.3 million when compared the three months ended September 30, 2013. The decrease in revenue in the Direct-to-Consumer segment was due to lower catalog sales of $2.3 million resulting from increased backorders that did not ship during the quarter due to limited availability of cash to replenish inventory levels. This was offset by revenue growth from the Company’s proprietary subscription-based video on demand (“SVOD”) channels, primarily AcornTV, which generated increased revenue of $1.1 million.

Revenue for the nine months ended September 30, 2014 decreased $7.9 million when compared to the same period in 2013. The decrease in revenue was primarily due to a decrease in the Company’s Wholesale revenue of $9.0 million which is primarily from the terminated output deal. Excluding the impact of the terminated output deal, Wholesale revenue increased $6.4 million or 10.4% year-over-year. During the nine months ended September 30, 2014, the Company realized increased revenue on fewer titles released when comparing the number of titles released in 2013.

For the nine months ended September 30, 2014, Direct-to-Consumer revenue increased $471,000 when compared to the same period in 2013. This increase in revenue is attributed to the growth in the Company’s proprietary digital networks with revenue of $2.8 million for the nine months ended September 30, 2014 compared to $485,000 for the nine months ended September 30, 2013. As of September 30, 2014, AcornTV subscribers have grown by 100% to approximately 112,000 subscribers since December 31, 2013.

The Company’s IP licensing segment revenue for the nine months ended September 30, 2014 increased by $647,000 when compared to the same period in 2013. This increase is attributable to increased broadcast revenue for the release of the current season of Foyle’s War as compared to the prior season.

SG&A decreased by $923,000 for the three-months ended September 30, 2014, compared to the same period in 2013 and decreased by $2.9 million for the nine-months ended September 30, 2014, compared to the same period in 2013. The decrease in SG&A is primarily related to the synergistic savings related to the combining of Acorn and Image legacy companies after the Business Combination and also to the delay and reduced circulation of the Company’s Direct-to-Consumer segment’s catalog drops due to limited cash to support the segment when compared to the same periods in 2013. During the three and nine months ended September 30, 2013, $351,000 and $2.4 million, respectively, of severance charges were incurred as part of the synergistic savings while no severance costs were incurred during the three and nine months ended September 30, 2014.

The Company’s net loss for the comparable quarters ended September 30, 2014 and 2013, improved by 8% to $7.8 million. The net loss for the comparable year-to-date periods also improved by 31% or $8.9 million to a net loss of $20.1 million compared to a net loss of $29.0 million for the nine months ended September 30, 2014 and 2013, respectively.

Adjusted EBITDA increased by 76.8% or $2.9 million for the three months ended September 30, 2014 compared to the same period in 2013 and increased by 144.7% or $1.7 million for the nine months ended September 30, 2014. The increase in the three-month period ended September 30, 2014 is primarily driven by a decline in the net operating loss as a result of improved operational activities consisting of increased revenue and gross margin, partly due to the release of the current season of Foyle’s War, and reduced operating expenses. Our ability to continue to improve our Adjusted EBITDA is contingent on our ability to generate sufficient cash flow to invest in content to grow the business. These increases were partially offset by a decline resulting from the loss of Adjusted EBITDA realized in the third quarter of 2013 from content sold pursuant to the terminated feature-film output deal.

The increase of $1.7 million in our Adjusted EBITDA for the nine-month period ended September 30, 2014 compared to the same period last year was primarily due to our improved gross margin and lower SG&A costs.

Adjusted EBITDA is a non-GAAP financial measure. See the table on the following pages for reconciliation to U.S. GAAP.

New Credit Facility

On September 11, 2014, The Company entered into a new $70 million, five year credit facility with a syndicate of lenders led by McLarty Capital Partners, as lead administrative agent. RLJ Entertainment used the proceeds from its new credit facility to pay off the outstanding borrowings under its previous credit facility totaling $56.1 million and the balance was used for working capital purposes and closing fees. The company’s new credit facility is expected to improve future cash flows by approximately $15 million through December 2015 when compared to the previous facility due to lower debt service requirements. For additional information, please review the Company’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent owner, developer, licensee and distributor of entertainment content and programming in primarily North America, the United Kingdom and Australia. RLJE is a leader in numerous genres via its owned and distributed brands such as Acorn (British TV), Image (feature films, stand-up comedy), One Village (urban), Acacia (fitness), Athena (documentaries) and Madacy (gift sets). These titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download and digital streaming.

Via its relationship with Agatha Christie Limited, a company that RLJE owns 64% of, RLJE manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot. RLJE also owns all rights to the hit U.K. mystery series Foyle’s War.

RLJE leverages its management experience to acquire, distribute and monetize existing and original content for its many distribution channels, including its branded digital subscription channels, AcornTV and Acacia TV, and engages distinct audiences with programming that appeals directly to their unique viewing interests. Through its proprietary e-commerce web sites and print catalogs for the Acorn and Acacia brands, RLJE has direct contacts and billing relationships with millions of consumers.

Forward Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Other than statements of historical fact, all statements made in this press release are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition. In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Forward-looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions. Factors that might cause such differences include, but are not limited to:

▪	Our financial performance, including our ability to achieve revenue growth and Adjusted EBITDA or realize synergies;
▪	The effects of limited cash liquidity on operational growth;
▪	Our ability to satisfy financial ratios;
▪	Our ability to fund planned capital expenditures and development efforts;
▪	Our inability to gauge and predict the commercial success of our programming;
▪	Our ability to estimate sales returns;
▪	The ability of our officers and directors to generate a number of potential investment opportunities;
▪	Our ability to maintain relationships with customers, employees, suppliers and lessors;
▪	Delays in the release of new titles or other content;
▪	The effects of disruptions in our supply chain;
▪	The loss of key personnel;
▪	Our public securities’ limited liquidity and trading; or
▪	Our ability to continue to meet the NASDAQ Capital Market continuing listing standards.

You should carefully consider and evaluate all of the information in this press release, including the risk factors listed above and in our Form 10-K filed with the Securities Exchange Commission (or SEC), including “Item 1A. Risk Factors.” If any of these risks occur, our business, results of operations, and financial condition could be harmed, the price of our common stock could decline and you may lose all or part of your investment, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this press release. Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this press release.

Readers are referred to the most recent reports filed with the SEC by RLJ Entertainment. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Sloane & Company
Erica Bartsch, 212-446-1875

Traci Otey Blunt, 240-744-7858
The RLJ Companies
press@rljcompanies.com

# # #

RLJ ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

September 30, 2014 (unaudited) and December 31, 2013

(In thousands, except share data)	September 30,	December 31,
	2014	2013
ASSETS
Cash	$8,174	$7,674
Accounts receivable, net	13,354	20,324
Inventories	12,512	15,589
Investments in content, net	67,556	81,641
Prepaid expenses and other assets	4,701	2,527
Property, equipment and improvements, net	2,568	1,759
Equity investment in affiliates	24,289	25,233
Other intangible assets	16,154	19,651
Goodwill	47,066	47,066
Total assets	$196,374	$221,464

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$26,752	$32,331
Accrued royalties and distribution fees	36,548	43,309
Deferred revenue	4,966	4,402
Debt, net of discount	81,210	76,264
Production loan	565	1,294
Deferred tax liability	1,814	1,814
Stock warrant liability	6,400	4,123
Total liabilities	158,255	163,537

Equity:
Common stock, $0.001 par value, 250 million shares authorized, 13,724,756 shares issued and 13,359,086 shares outstanding at September 30, 2014 and 13,700,862 shares issued and outstanding at December 31, 2013	13	13
Additional paid-in capital	87,621	86,938
Accumulated deficit	(49,482)	(29,334)
Accumulated other comprehensive income (loss)	(33)	310
Treasury shares, at cost, 365,670 shares at September 30, 2014 and zero at December 31, 2013	—	—
Total equity	38,119	57,927

Total liabilities and equity	$196,374	$221,464

RLJ ENTERTAINMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2014 and 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2014	2013	2014	2013

Revenues	$37,123	$32,741	$99,478	$107,333
Cost of sales	28,149	24,747	74,521	88,627
Gross profit	8,974	7,994	24,957	18,706

Selling expenses	5,411	6,397	17,448	18,046
General and administrative expenses	4,710	4,560	14,553	16,827
Depreciation and amortization	1,301	1,388	4,258	4,308
Total selling, general and administrative expenses	11,422	12,345	36,259	39,181
LOSS FROM OPERATIONS	(2,448)	(4,351)	(11,302)	(20,475)

Equity earnings of affiliates	1,190	1,364	2,540	2,924
Interest expense, net	(2,508)	(2,019)	(6,473)	(6,027)
Change in fair value of stock warrants	(1,599)	(3,884)	(2,277)	(3,082)
Loss on extinguishment of debt	(1,457)	—	(1,457)	—
Other income (expense)	(1,141)	1,052	(655)	(669)
LOSS BEFORE PROVISION FOR INCOME TAXES	(7,963)	(7,838)	(19,624)	(27,329)
Benefit (provision) for income taxes	164	(670)	(524)	(1,681)
NET LOSS	$(7,799)	$(8,508)	$(20,148)	$(29,010)

Net loss per common share:
Basic and diluted	$(0.62)	$(0.68)	$(1.61)	$(2.33)

Weighted average shares outstanding:
Basic and diluted	12,557	12,442	12,502	12,442

RLJ ENTERTAINMENT, INC.

UNAUDITED ADJUSTED EBITDA

For the Three and Nine Months Ended September 30, 2014 and 2013

We define “Adjusted EBITDA” as adjusted earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation. Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations because it removes material noncash items that allows investors to analyze the operating performance of the business using the same metric management uses. The exclusion of noncash items better reflects our ability to make investments in the business and meet obligations. Presentation of Adjusted EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. We use this measure to assess operating results and performance of its business, perform analytical comparisons, identify strategies to improve performance and allocate resources to its business segments. While management considers Adjusted EBITDA to be important measures of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. GAAP. Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

The following table includes the reconciliation of our consolidated Adjusted EBITDA to consolidated U.S. GAAP net loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2014	2013	2014	2013

Net loss	$(7,799)	$(8,508)	$(20,148)	$(29,010)

Amortization of content	18,911	13,947	44,979	50,535
Cash investment in content	(11,467)	(10,346)	(37,618)	(38,276)
Depreciation and amortization	1,301	1,388	4,258	4,308
Interest expense	2,508	2,019	6,473	6,027
Loss on extinguishment of debt	1,457	—	1,457	—
Provision (benefit) for income tax	(164)	670	524	1,681
Severance	—	351	—	2,369
Warrant liability fair value adjustment	1,599	3,884	2,277	3,082
Stock-based compensation	227	312	683	463

Adjusted EBITDA	$6,573	$3,717	$2,885	$1,179